Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 3 to Form F-4 (File No. 333-273553) of our report dated March 22, 2023, except for Note 2, as to which the date is September 19, 2023, relating to the financial statements of Newcourt Acquisition Corp. (the “Company”), which appears in this Registration Statement. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the use of our name as it appears under the caption "Experts" in this Registration Statement.

/s/ CITRIN COOPERMAN & COMPANY, LLP

New York, New York

November 3, 2023